At its meeting on May 14, 2009, the Board of Trustees ("Board" or "Trustees") of DGHM Investment Trust (the "Trust"), including a majority of a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined under the Investment Company Act of 1940 (the "1940 Act") (the "Independent Trustees"), voting separately, unanimously adopted the following resolutions:

      RESOLVED, that the Trust be named as an insured as of March 31, 2009 under the Investment Company Blanket Bond ("Bond"), a joint fidelity bond, having an aggregate coverage of $3,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the 1940 Act;

      FURTHER RESOLVED, that it is the finding of the Board and a majority of the Independent Trustees, voting separately, that the Bond is reasonable in form and amount, having given due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the funds to which any such covered person under Rule 17g-1 may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the fund's portfolios, the number of other parties named as insured parties under said Bond, and the nature and size of the business activities of such other parties;

      FURTHER RESOLVED, that the premium, $986 plus $28 tax, on such Bond to be allocated to each series of the Trust is approved by a majority of Independent Trustees, taking all relevant factors into consideration, including but not limited to, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the joint insured bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond;

      FURTHER RESOLVED, that the proposed allocation agreement between the Trust and the other named insureds under the Bond is hereby approved and that the appropriate officers of the Trust are authorized and directed to execute said allocation agreement on behalf of the Trust;

      FURTHER RESOLVED, that the Treasurer, Assistant Treasurer, Secretary, and Assistant Secretary of the Trust shall be designated as the officers of the Trust who may make the filings and give the notices required by paragraph (g) of said Rule 17g-1 and Regulation S-T;

      FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and its Trustees and officers, as they or any of them may determine to be necessary or appropriate in connection with obtaining the Bond;

      FURTHER RESOLVED, that the officers and Trustees of the Trust are hereby authorized, directed, and empowered on behalf of the Trust and in its name to take any and all actions, including, but not limited to make such filings and applications, to execute and deliver such agreements, or other documents or instruments or amendments or supplements thereto, and to do or cause to be done any and all acts and things as the Trustees may in their discretion deem necessary or appropriate to conduct the Trust's business, to complete filings with the Securities and Exchange Commission, and to carry out the purposes of the foregoing resolutions, the taking of any such actions and execution of any such documents or instruments to be conclusive evidence of the authority and approval set forth herein;

      FURTHER RESOLVED, that the actions of the officers of the Trust in obtaining the Bond be, and the same hereby are, ratified and confirmed; and

      FURTHER RESOLVED, that the Unanimous Written Consent of the Trustees of the Trust dated April 20, 2009, approving resolutions substantially similar to the foregoing is hereby ratified and approved.


As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by the Board, including all Independent Trustees, at an in-person meeting as set forth above.

IN WITNESS WHEREOF, I have herunto set my hand this 16th day of July 2009.

                                    /s/ Karen Shupe
                                    Karen Shupe
                                    Secretary



Had the above referenced investment company not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.        $900,000
2. World Insurance Trust        $225,000
3. American Growth Fund         $200,000
4. World Funds Trust            $200,000
5. DGHM Investment Trust        $300,000

The premium that has been paid under the Bond covers the period from March 31, 2009 to March 31, 2010, for an aggregate coverage amount of $3,000,000. The premium that has been paid for the Trust under the Bond covers the Trust for the period from March 31, 2009 to March 31, 2010.